Exhibit 99.1

MARCUS & MILLICHAP, INC. REPORTS RESULTS FOR

FIRST QUARTER 2020

CALABASAS, Calif., May 7, 2020 — (BUSINESS WIRE) — Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, “MMI”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today reported financial results for the first quarter ended March 31, 2020.

First Quarter 2020 Highlights

•	Total revenues increased 18.7% to $190.7 million

•	Net income of $13.1 million, or $0.33 per common share, diluted

•	Adjusted EBITDA of $22.4 million

•	Revenue from financing fees increased 11.8% to $15.4 million

•	Private Client brokerage revenue increased 19.0%

•	Larger Transaction brokerage revenue increased 45.7%

Hessam Nadji, President and CEO stated, “Marcus & Millichap had a strong first quarter driven by our expanded marketing, hiring and acquisitions over the last 12 months. More senior brokers closed a large share of transactions in the quarter, which contributed to a higher commission pay-out and limited our earnings growth relative to the rise in total revenues. The onset of the health crisis and sheltering-in-place orders impeded transaction execution in March. A large percentage of buyers, sellers and lenders have moved to the sidelines until they can assess the impact of the economic shut-down on property fundamentals and values. We anticipate these dynamics will hamper transaction activity for the foreseeable future until the economy gradually re-opens and more clarity emerges.”

Mr. Nadji continued, “The entire team effectively switched to fully remote operations in just a few days thanks to investments in technology upgrades over the past few years. We have also provided a vast array of real-time content for clients, internal best practices and identified active lenders to help clients execute transactions during a difficult environment. Eventually, we expect to see a significant recovery in property trading and financing volumes and believe the entrepreneurial nature of private investors along with pent-up demand for transactions will drive activity. Given the uncertainty regarding recovery timeframes, we are executing necessary expense reductions to keep the Company financially strong. We are confident that our nearly 50-year history to persevere through a multitude of historical market disruptions will serve us well as we navigate the current situation. We are particularly supported by a strong balance sheet and liquidity, not only to execute our business but to capitalize on potential acquisition opportunities.”

First Quarter 2020 Results Compared to First Quarter 2019

Total revenues for the first quarter of 2020 were $190.7 million, compared to $160.7 million for the same period in the prior year, increasing 18.7%. The growth in total revenues was driven by the increase in real estate brokerage commissions, financing fees and other revenues. Real estate brokerage commissions grew 18.6% to $171.8 million primarily due to a rise in overall sales volume generated by the increase in the number of investment sales transactions and average transaction size. Financing fees increased 11.8% to $15.4 million. Other revenues increased 73.6% to $3.5 million.

Total operating expenses for the first quarter of 2020 increased 20.1% to $171.1 million, compared to $142.4 million for the same period in the prior year. The change was primarily driven by a 24.1% increase in cost of services to $113.8 million and a 12.1% increase in selling, general and administrative expense. Cost of services as a percent of total revenues increased 250 basis points to 59.6% compared to the same period in the prior year, primarily due to a higher proportion of transactions completed by our more senior investment sales and financing professionals. Traditionally, cost of services as a percent of total revenues is lower during the three-month period ended March 31 as certain investment professionals may earn a higher commission rate later in the year after meeting annual revenue thresholds.

Selling, general and administrative expense for the first quarter of 2020 increased 12.1% to $54.9 million, compared to the same period in the prior year. The increase was primarily due to higher costs associated with (i) sales operations support and promotional marketing expenses; (ii) legal costs; (iii) facilities expenses due to expansion of existing offices; (iv) net other expense categories primarily related to an increase in certain licensing and professional fees; and (v) stock-based compensation. These increases were partially offset by declines in compensation related costs, primarily driven by decreases in deferred compensation obligation and management performance compensation, partially offset by increases in salaries and related benefits.

Net income for the first quarter of 2020 was $13.1 million, or $0.33 per common share, basic and diluted, compared to $15.6 million, or $0.40 per common share, basic and diluted, for the same period in the prior year. Adjusted EBITDA for the first quarter of 2020 was $22.4 million, compared to $23.2 million for the same period in the prior year. As of March 31, 2020, the Company had 1,993 investment sales and financing professionals.

Impact of COVID-19

Since the declaration of the COVID-19 pandemic in mid-March, the Company has implemented recommendations and protocols from the Centers for Disease Control, the World Health Organization and federal, state and local authorities where it operates to ensure the safety and well-being of its employees, agents and clients. The Company quickly implemented work from home protocols for all of its offices and has been conducting business using its extensive technology platform. To mitigate the impact of COVID-19 on our business, the Company has assessed its cost structure and instituted expense reductions to preserve the Company’s strong balance sheet and financial position.

The impact of the shelter-in-place orders, wide-spread travel restrictions and disruptions to the financial markets in response to the economic uncertainty introduced by the pandemic are all having an adverse impact on the real estate investment sales market. In turn, the slower transaction market will also affect the Company’s business resulting in a reduction in transaction volume, revenues, Adjusted EBITDA and earnings per share until normal business conditions resume, and the Company reestablishes its transaction pipeline. The duration of the disruptive nature of the pandemic on the Company’s business as well as the financial impact is unknown at this time.

Business Outlook

Notwithstanding the current influence of the COVID-19 pandemic on the current business environment, we believe that the Company is positioned to achieve long-term growth by leveraging a number of factors. These include our leading national brand and market position within the Private Client Market segment, growth opportunities in the Middle Market and Larger Transaction Market segments, significant growth potential in our financing division, Marcus & Millichap Capital Corporation, and supplementing our organic growth through incremental strategic acquisitions. The Company’s growth plan also includes further expansion of investment brokerage services in office, industrial and various specialty property types such as hospitality, self-storage and seniors housing.

The Company benefits from its experienced management team, infrastructure investments, industry-leading market research and proprietary technology. The size and fragmentation of the Private Client Market segment continues to offer long-term growth opportunities. This market segment consistently accounts for over 80% of all commercial property sales transactions and nearly 60% of the commission pool and is highly fragmented. The top 10 brokerage firms led by MMI have an estimated 24% share of this segment by transaction count.

Key factors that may influence the Company’s business during the remainder of 2020 include:

•	Slower transaction velocity as a result of the impact of COVID-19 on the market and the Company’s transaction volume, revenues and earnings per share

•	Volatility in market sales and investor sentiment driven by:

•

Slowdown in market sales in the short- to mid-term in view of a maturing cycle, anticipation of election results, interest rate fluctuations, increasing bid-ask spread gap between buyers and sellers and economic trends

•	Possible boost to investor sentiment and sales activity based on apparent bottoming of interest rate easing cycle and economic initiatives which may increase real estate investor demand

•	Possible impediment of investor sentiment related to regulatory changes at the local, state and national level

•	Experienced agents’ larger share of revenue production in a more challenging market environment, resulting in a higher cost of services

•	Volatility in the Company’s Middle and Larger Transaction Market segments

•	Global geopolitical uncertainty, which may cause investors to refrain from transacting

•	The potential for accretive acquisition activity and subsequent integration

Conference Call Details

Marcus & Millichap will host a conference call today to discuss the results at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time. To participate in the conference call, callers from the United States and Canada should dial (877) 407-9208 ten minutes prior to the scheduled call time. International callers should dial (201) 493-6784. For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 5:00 p.m. Pacific Time/8:00 p.m. Eastern Time on Thursday, May 7, 2020, through 8:59 p.m. Pacific Time/11:59 p.m. Eastern Time on Thursday, May 21, 2020, by dialing (844) 512-2921 in the United States and Canada or (412) 317-6671 internationally and entering passcode 13701353.

About Marcus & Millichap, Inc.

Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services. As of March 31, 2020, the Company had 1,993 investment sales and financing professionals in 82 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 2,250 transactions for the three months ended March 31, 2020, with a sales volume of approximately $12 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements, including the Company’s business outlook for 2020 and beyond, the potential impact of the COVID-19 pandemic, and expectations for changes (or fluctuations) in market share growth. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	uncertainties relating to the effects of the COVID-19 pandemic, including the length and severity of such pandemic, and the pace of recovery following such pandemic;

•	general uncertainty in the capital markets and a worsening of economic conditions and the rate and pace of economic recovery following an economic downturn;

•	changes in our business operations, including restrictions on business activities, resulting from the COVID-19 pandemic;

•	market trends in the commercial real estate market or the general economy;

•	our ability to attract and retain qualified senior executives, managers and investment sales and financing professionals;

•	the effects of increased competition on our business;

•	our ability to successfully enter new markets or increase our market share;

•	our ability to successfully expand our services and businesses and to manage any such expansions;

•	our ability to retain existing clients and develop new clients;

•	our ability to keep pace with changes in technology;

•	any business interruption or technology failure and any related impact on our reputation;

•	changes in interest rates, tax laws, employment laws or other government regulation affecting our business; and

•	other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K.

In addition, in this release, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “potential,” “should” and similar expressions, as they relate to our company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF NET

AND COMPREHENSIVE INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
Revenues:
Real estate brokerage commissions	$171,829	$144,937
Financing fees	15,351	13,732
Other revenues	3,537	2,038

Total revenues	190,717	160,707

Operating expenses:
Cost of services	113,757	91,688
Selling, general and administrative expense	54,860	48,918
Depreciation and amortization expense	2,464	1,832

Total operating expenses	171,081	142,438

Operating income	19,636	18,269
Other (expense) income, net	(366)	3,375
Interest expense	(283)	(349)

Income before provision for income taxes	18,987	21,295
Provision for income taxes	5,917	5,657

Net income	13,070	15,638

Other comprehensive (loss) income:
Marketable debt securities, available-for-sale:
Change in unrealized (losses) gains	(497)	858
Less: reclassification adjustment for net losses (gains) included in other (expense) income, net	11	(9)

Net change, net of tax of $(168) and $288 for the three months ended March 31, 2020 and 2019, respectively	(486)	849
Foreign currency translation gain (loss), net of tax of $0 for each of the three months ended March 31, 2020 and 2019	891	(98)

Total other comprehensive income	405	751

Comprehensive income	$13,475	$16,389

Earnings per share:
Basic	$0.33	$0.40
Diluted	$0.33	$0.40
Weighted average common shares outstanding:
Basic	39,541	39,311
Diluted	39,646	39,515

MARCUS & MILLICHAP, INC.

KEY OPERATING METRICS SUMMARY

(Unaudited)

Total sales volume was $11.8 billion for the three months ended March 31, 2020, encompassing 2,250 transactions consisting of $8.4 billion for real estate brokerage (1,615 transactions), $1.8 billion for financing (478 transactions) and $1.6 billion in other transactions, including consulting and advisory services (157 transactions). As of March 31, 2020, the Company had 1,904 investment sales professionals and 89 financing professionals. Key metrics for real estate brokerage and financing activities (excluding other transactions) are as follows:

	Three Months Ended March 31,
Real Estate Brokerage	2020	2019
Average Number of Investment Sales Professionals	1,889	1,818
Average Number of Transactions per Investment Sales Professional	0.85	0.77
Average Commission per Transaction	$106,396	$103,158
Average Commission Rate	2.04%	2.04%
Average Transaction Size (in thousands)	$5,227	$5,056
Total Number of Transactions	1,615	1,405
Total Sales Volume (in millions)	$8,442	$7,103

	Three Months Ended March 31,
Financing (1)	2020	2019
Average Number of Financing Professionals	89	106
Average Number of Transactions per Financing Professional	5.37	3.66
Average Fee per Transaction	$30,900	$33,541
Average Fee Rate	0.84%	0.89%
Average Transaction Size (in thousands)	$3,670	$3,763
Total Number of Transactions	478	388
Total Financing Volume (in millions)	$1,754	$1,460

(1)	Operating metrics calculated excluding certain financing fees not directly associated to transactions.

The following table sets forth the number of transactions, sales volume and revenues by commercial real estate market segment for real estate brokerage:

	Three Months Ended March 31,
	2020			2019			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	216	$136	$5,742	201	$131	$5,288	15	$5	$454
Private Client Market ($1 - $10 million)	1,242	4,001	114,264	1,060	3,320	96,058	182	681	18,206
Middle Market (≥$10 - $20 million)	91	1,222	22,668	92	1,245	23,580	(1)	(23)	(912)
Larger Transaction Market (≥$20 million)	66	3,083	29,155	52	2,407	20,011	14	676	9,144

	1,615	$8,442	$171,829	1,405	$7,103	$144,937	210	$1,339	$26,892

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except for shares and par value)

	March 31, 2020 (Unaudited)	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$189,760	$232,670
Commissions receivable, net	3,600	5,003
Prepaid expenses	9,072	10,676
Income tax receivable	929	4,999
Marketable debt securities, available-for-sale sale (includes amortized cost and an allowance for credit losses of $143,115 and $0, respectively, at March 31, 2020)	143,864	150,752
Advances and loans, net	1,969	2,882
Other assets	2,871	3,185

Total current assets	352,065	410,167
Property and equipment, net	23,173	22,643
Operating lease right-of-use assets, net	88,454	90,535
Marketable debt securities, available-for-sale sale (includes amortized cost and an allowance for credit losses of $44,954 and $0, respectively, at March 31, 2020)	45,210	60,809
Assets held in rabbi trust	7,992	9,452
Deferred tax assets, net	20,959	22,122
Goodwill and other intangible assets, net	31,254	22,312
Advances and loans, net	96,857	66,647
Other assets	4,365	4,347

Total assets	$670,329	$709,034

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other liabilities	$10,642	$10,790
Notes payable to former stockholders	6,564	6,564
Deferred compensation and commissions	25,253	44,301
Operating lease liabilities	17,715	17,762
Accrued bonuses and other employee related expenses	5,339	22,388

Total current liabilities	65,513	101,805
Deferred compensation and commissions	28,220	45,628
Operating lease liabilities	61,677	63,155
Other liabilities	5,627	3,539

Total liabilities	161,037	214,127

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at March 31, 2020 and December 31, 2019, respectively	—	—
Common stock, $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 39,272,429 and 39,153,195 at March 31, 2020 and December 31, 2019, respectively	4	4
Additional paid-in capital	105,601	104,658
Stock notes receivable from employees	(4)	(4)
Retained earnings	401,308	388,271
Accumulated other comprehensive income	2,383	1,978

Total stockholders’ equity	509,292	494,907

Total liabilities and stockholders’ equity	$670,329	$709,034

MARCUS & MILLICHAP, INC.

OTHER INFORMATION

(Unaudited)

Adjusted EBITDA Reconciliation

Adjusted EBITDA, which the Company defines as net income before (i) interest income and other, including net realized gains (losses) on marketable debt securities, available-for-sale and cash and cash equivalents, (ii) interest expense, (iii) provision for income taxes, (iv) depreciation and amortization, (v) stock-based compensation, and (vi) non-cash mortgage servicing rights (“MSRs”) activity. The Company uses Adjusted EBITDA in its business operations to evaluate the performance of its business, develop budgets and measure its performance against those budgets, among other things. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA to be a useful tool to assist in evaluating performance because Adjusted EBITDA eliminates items related to capital structure, taxes and non-cash items. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net income, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended March 31,
	2020	2019
Net income	$13,070	$15,638
Adjustments:
Interest income and other (1)	(2,003)	(2,541)
Interest expense	283	349
Provision for income taxes	5,917	5,657
Depreciation and amortization	2,464	1,832
Stock-based compensation	2,632	2,341
Non-cash MSR activity (2)	15	(117)

Adjusted EBITDA(3)	$22,378	$23,159

(1)	Other includes net realized gains (losses) on marketable debt securities available-for-sale.
(2)	Non-cash MSR activity includes the assumption of servicing obligations.
(3)	The decrease in Adjusted EBITDA for the three months ended March 31, 2020 compared to the same period in 2019 is primarily due to a higher proportion of operating expenses compared to total revenues.

Glossary of Terms

•	Private Client Market segment: transactions with values from $1 million to up to but less than $10 million

•	Middle Market segment: transactions with values from $10 million to up to but less than $20 million

•	Larger Transaction Market segment (previously Institutional Market segment): transactions with values of $20 million and above

•	Acquisitions: acquisitions of teams and/or acquisitions as business combinations under accounting standards